Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations (602) 494-5328

Labor tribunal decision confirms workers election of union

Phoenix AZ, February 22, 2010- Southern Copper Corporation (“SCCO”) announced that on February 18, 2010 a Federal Labor Tribunal dismissed an action commenced by the Sindicato Nacional de Trabajadores Mineros, Metalúrgicos, Siderúrgicos y Similares de la Republica Mexicana or the Mining Union, challenging a resolution of the Federal Labor Court.  The federal court  had affirmed the decision of the vast majority of the workers of Nueva Rosita Unit of its subsidiary Industrial Minera México S.A. de C.V. (“IMMSA”)  electing to be represented by Sindicato Nacional de Trabajadores de la Exploración, Explotación y Beneficio de Minas en la República Mexicana or the Exploration Union instead of the Mining Union.

The workers from eight of eleven mining units and plants of Minera Mexico S. A. de C. V. are represented by the Exploration Union.

Southern Copper Corporation is one of the largest integrated copper producers in the world and has the largest copper reserves. We are a NYSE and Lima Stock Exchange listed company that is approximately 80.0% owned by Grupo Mexico, a Mexican company listed on the Mexican Stock Exchange. The remaining 20.0% ownership interest is held by the international investment community. We operate mining units and metallurgical facilities in Mexico, Peru and conduct exploration activities in Mexico, Peru and Chile.

PARA SU DIFUSIÓN INMEDIATA
Relaciones con Inversionistas (602) 494-5328

Tribunal laboral confirma elección de sindicato por trabajadores

Phoenix AZ, 22 de febrero de 2010- Southern Copper Corporation (“SCCO”) anunció que el 18 de febrero de 2010 un Tribunal Federal en Materia Laboral resolvió negar el amparo solicitado por el Sindicato Nacional de Trabajadores Mineros, Metalúrgicos, Siderúrgicos y Similares de la Republica Mexicana o el Sindicato Minero, contra la sentencia emitida por la Junta Federal de Conciliación y Arbitraje. La Junta había validado la decisión abrumadora de los trabajadores de la Unidad Minera en Nueva Rosita Coahuila de la subsidiaria Industrial Minera México, S.A. de C.V. de cambiar del Sindicato Minero, al cual estaban agremiados, al Sindicato Nacional de Trabajadores de la Exploración, Explotación y Beneficio de Minas en la República Mexicana  o el Sindicato de Exploración.

Con lo anterior, 8 de las 11 Unidades Mineras se encuentran definitivamente agremiadas al Sindicato de Exploración

SOUTHERN COPPER CORPORATION
11811 North Tatum Blvd., Suite 2500 - Phoenix, AZ 85028
Phone: Arizona: (602) 494-5328 - Fax: (602) 494-5317
www.southerncoppercorp.com

Southern Copper Corporation es uno de los mayores productores mundiales integrados de cobre y tiene una de las mayores reservas de cobre de cualquier compañía listada en bolsa. Somos una compañía listada en las Bolsas de Valores de Nueva York y Lima, Perú, cuya propiedad en aproximadamente un 80.0% le pertenece a Grupo México, una compañía mexicana listada en la Bolsa Mexicana de Valores. El 20.0% restante lo mantiene la comunidad internacional de inversionistas. Operamos minas y complejos metalúrgicos en México y Perú y llevamos a cabo actividades de exploración en México, Perú y Chile.

SOUTHERN COPPER CORPORATION
11811 North Tatum Blvd., Suite 2500 - Phoenix, AZ 85028
Phone: Arizona: (602) 494-5328 - Fax: (602) 494-5317
www.southerncoppercorp.com